Exhibit 23.1

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               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT


     We have issued our report dated January 15, 1997 (except for Note 1, as to which the date is April 29, 1997), accompanying the consolidated financial statements of Greater Community Bancorp (formerly Great Falls Bancorp) and Subsidiaries contained in Amendment No. 1 to the Registration Statement (File No. 333-26453) and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "Experts."

GRANT THORNTON LLP
/s/ Grant Thornton LLP

Philadelphia, Pennsylvania
May 8, 1997